DIRECTOR APPOINTMENT AGREEMENT
LINE Digital Frontier Corporation and Yongsoo Kim
LINE Digital Frontier Corporation (the “Company”) and Mr. Yongsoo Kim (the “Director”) enter into this Director Appointment Agreement (the “Agreement”) in connection with the appointment of the Director as a director and Representative Director of the Company, as follows.
Article 1 (Purpose and Appointment)
Pursuant to the resolutions of the extraordinary general meeting of shareholders of the Company dated August 26, 2026, and the written resolution of the Board of Directors of the Company dated September 1, 2026, the Company appoints the Director as a director and Representative Director of the Company, both effective as of September 1, 2026, and the Director accepts the appointment.
In the capacity of Representative Director, the Director shall perform the duties set out in Schedule 1 for the business purposes and benefit of the Company, within the governance framework established by the Board of Directors of the Company and in cooperation with the other Representative Director and executives of the Company.
Article 2 (Term of Office)
The Director’s term of office shall commence on September 1, 2026 and continue until December 31, 2026. Unless the Director is duly reappointed, the Director shall retire upon expiration of the term.
Article 3 (Resignation)
If the Director wishes to terminate this Agreement and resign from office, the Director shall notify the Company of the proposed resignation at least one month before the intended resignation date.
Article 4 (Status of the Director)
The Director acknowledges that the Director’s status as a director of the Company is based on the appointment by the general meeting of shareholders of the Company. If the Director is removed by a resolution adopted in accordance with the Companies Act of Japan, this Agreement shall terminate and the Director shall lose the position as a director of the Company, irrespective of the term stated in Article 2. In such case, except as expressly provided in this Agreement or required under applicable law, the Company shall have no obligation to pay the Director any remuneration, retirement payment, damages, expenses or other amount.
The Director is not an employee of the Company and the Director is not entitled to any rights or protection under the employment laws.
Article 5 (Compliance and Scope of Activities in Japan)
In performing the duties as Representative Director of the Company, the Director shall comply with any applicable undertaking, the articles of incorporation, internal rules and other policies of the Company.

While physically present in Japan, the Director shall focus on the duties performed in the capacity as Representative Director for the business purposes and benefit of the Company. The Director shall not, while physically present in Japan, make material decisions or approvals for, negotiate or determine material contractual terms on behalf of, or conclude or sign contracts for NAVER WEBTOON Ltd. (“NW”) or WEBTOON Entertainment Inc. (“WEI”), in accordance with the NW-LDF Secondment Agreement and any roles and responsibilities protocol or guidelines subsequently adopted by the relevant entities.
Article 6 (Remuneration and Other Payments)
The remuneration and other payments payable by the Company in respect of the Director’s position shall be as set out in Schedule 2. The remuneration shall be payable by the Company. The Company may arrange for all or part of the remuneration to be paid to the Director by NW or WEI on the Company’s behalf, subject to the applicable payroll, withholding and intercompany settlement arrangements. Any such payment shall discharge the corresponding portion of the Company’s payment obligation and shall not result in duplicate payment. Any amount paid directly by the Company shall be paid on the scheduled payment date to the bank account designated by the Director, with the transfer fees borne by the Company.
The base director remuneration and the long-term business trip allowance shall be paid in the same amount each month throughout the relevant period. Any change shall be made only following the required corporate approval and in accordance with applicable law.
The remuneration shall be determined by reference to the Director’s duties, authority, responsibilities and expected workload as Representative Director of the Company, and shall not be determined solely by reference to the number of days physically spent in Japan.
The intercompany settlement of the cost corresponding to the remuneration under this Article, including any payment made by NW or WEI on behalf of the Company, shall be governed by the separate Compensation Cost Recharge Agreement among NW, WEI and the Company. No duplicate payment or recovery shall arise.
Article 7 (Relationship with Other Agreements)
This Agreement governs the Director’s mandate relationship with the Company as Representative Director and the remuneration applicable to that position. The Director’s employment relationship with NW shall continue, and the NW-LDF Secondment Agreement and the Compensation Cost Recharge Agreement shall apply concurrently.
Applicable Japanese law, the relevant corporate resolutions of the Company and this Agreement shall prevail with respect to the Director’s statutory authority, fiduciary duties and the amount and character of the remuneration as Representative Director of the Company.
Article 8 (Consultation)
Any matter not provided for in this Agreement shall be discussed by the Company and the Director and, where appropriate, documented in a separate agreement.

Article 9 (Governing Law and Jurisdiction)
This Agreement shall be governed by the laws of Japan. The Tokyo District Court shall have exclusive jurisdiction as the court of first instance over any dispute arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed in two originals, with each party retaining one original.
Date: September 1, 2026

COMPANY:
Address: 9-7-1 Akasaka, Minato-ku, Tokyo, Japan
LINE Digital Frontier Corporation
By: Representative Director Hiroshi Mori
Signature / Seal: /s/ Hiroshi Mori

DIRECTOR:
Address: [Personal address omitted pursuant to Item 601(a)(6) of Regulation S-K]
Name: Yongsoo Kim
Signature / Seal: /s/ Yongsoo Kim

SCHEDULE 1 – SCOPE OF DUTIES AND GOVERNANCE
1. Position
One of the two Representative Directors of the Company. The other Representative Director, who also serves as President, and the executives of the Company shall oversee the day-to-day business operations and management of the local organization as allocated under the governance documents of the Company.
2. Company-Specific Duties
The Director's duties cover the Company's business as a whole, including both business and corporate support functions, and comprise the following:
(a) Business strategy and investment: Direction and oversight of the Company's business strategy, investment planning and resource allocation, in alignment with the global strategy of WEI.
(b) Globalization of Japanese content: Oversight of the strategic direction for making content sourced in Japan available to global markets.
(c) Management and Board oversight: Oversight of the Company's material management decisions, Board matters, annual business plan and budget, within the scope of the Director's legal responsibilities as a registered director under the Companies Act of Japan.
(d) Execution of individual agreements: The execution of individual agreements and detailed commercial negotiations shall be carried out by the other Representative Director and the responsible executives of the Company.
(e) External representation: External representation activities undertaken by the Director under this Agreement shall be solely for the Company.
3. Governance and Coordination
The Director shall perform the duties within the governance framework established by the Board of Directors of the Company and in cooperation with the other Representative Director and executives of the Company.
4. Activities Not to Be Performed While in Japan
Material decision-making, approvals, contract negotiation, determination of material contractual terms, contract execution and other material business activities for NW or WEI.
5. Supporting Records
Board and management materials, agendas, minutes, approvals, calendars and other records supporting that the activities are undertaken in the Director’s capacity for the Company.

6. Estimated Allocation
The anticipated allocation to the Company duties is approximately 25% of the Director’s overall service hours. This estimate is based primarily on the expected duties and responsibilities for the Company and not solely on the number of days physically spent in Japan.

SCHEDULE 2 – REMUNERATION
(From September 1, 2026 through the expiration of the term)

Item	Total Amount per 12 months	Payment Terms and Notes
1. Base Director Remuneration (Fixed Periodic)	KRW177,777,500	One-twelfth of the annual amount shall be paid on the 25th day of each month to the bank account designated by the Director. If the payment date is a non-business day, payment shall be made on the preceding business day.
2. Target Incentive	USD125,000.00	Based on organizational and individual performance, an amount ranging from 0% to 200% of the target amount may be paid between January and April, subject to the applicable corporate approval and the relevant compensation terms.
3. Long-Term Business Trip Allowance (Fixed Periodic)	USD3,402.50	One-twelfth of the annual amount shall be paid on the 25th day of each month to the bank account designated by the Director. If the payment date is a non-business day, payment shall be made on the preceding business day.

Note 1 – Gross-up: To preserve the agreed home-country (Korean) net amount, the Company may perform a tax gross-up calculation, and the Company shall bear the resulting additional tax, subject to the applicable tax equalization arrangement.
Note 2 – Tax Return Preparation Costs: The Company shall bear the agreed tax return preparation costs and any related gross-up or additional tax, subject to the applicable tax equalization arrangement.
Note 3 – Other Allowances: Education costs for accompanying children incurred at educational institutions in Japan, excluding private tutoring and similar costs, may be borne by the Company to the extent agreed in advance and within the agreed limits and period.